UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Cass Information Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on

April 20, 2015

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the location specified below on Monday, April 20, 2015, at 11:00 a.m. local time, for the following purposes:

1.	To elect three directors to serve, each for a three-year term;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2015; and

3.	To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 5, 2015 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This year’s Annual Meeting will be held at The Charles F. Knight Executive Education Center, Room 210, Olin School of Business at Washington University, One Brookings Drive, St. Louis, Missouri 63130. For your reference, a map is provided inside the back cover of this Proxy Statement.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you intend to be present, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote over the internet or by telephone using the instructions on your proxy card, or mark, sign, date and promptly return your proxy card. The presence, in person or by properly executed proxy, of a majority of the common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Please note that you will be required to present an admission ticket to attend the Annual Meeting. Your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, trust, bank or other nominee, you can request an admission ticket by contacting our Investor Relations department at (314) 506-5500.

By Order of the Board of Directors,

P. Stephen Appelbaum
Secretary

St. Louis, Missouri

March 9, 2015

CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

PROXY STATEMENT

Annual Meeting of Shareholders to be held April 20, 2015

This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the Company) on or about March 9, 2015 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the Board) for use at the annual meeting of shareholders (the Annual Meeting) to be held on April 20, 2015 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment of that meeting.

Holders of common stock, par value $.50 per share, of the Company at its close of business on March 5, 2015 (the Record Date) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 11,480,461 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of record of common stock are entitled to one vote per share of common stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting. Company management and members of the Board, in the aggregate, directly or indirectly controlled approximately 5.06% of the common stock outstanding on the Record Date.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxies at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors, ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015, and to act on any other matters properly brought before the Annual Meeting. Shareholders may not cumulate their votes in the election of directors.

Shares represented by proxies which are marked or voted (i) “withheld” for the election of the Board’s director nominee or nominees, (ii) ‘‘abstain’’ to ratify the appointment of the Company’s independent registered public accounting firm, or (iii) to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against the proposal to ratify the appointment of the Company’s independent registered public accounting firm. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes are considered present or represented for purposes of determining a quorum but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors or other proposals. As such, for your vote to be counted, you must submit your voting instruction form to your broker.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted. The inspector of elections appointed for the Annual Meeting will separately tabulate and certify affirmative and negative votes, abstentions and broker non-votes.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the vote is taken at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, or any subsequent proxy, should be sent to Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

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All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting or any adjournment thereof.  The Board does not know of any matters other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

The Board solicits the proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic transmission by directors, officers or regular employees of the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2015

The Company’s proxy statement and annual report on Form 10-K for the 2014 fiscal year are available at http://ir.cassinfo.com/phoenix.zhtml?c=97994&p=proxy.

The Company makes available free of charge through its website www.cassinfo.com its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the SEC).

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I. ELECTION OF DIRECTORS – PROPOSAL 1

Nominees and Continuing Directors

The size of the Company’s Board is set at nine members, divided into classes of three directors each. Each director is elected for a three-year term, and the term of each class of directors expires in successive years.

Mr. John L. Gillis is currently serving a three-year term that expires on the date of the Annual Meeting. He will not stand for re-election, having reached the Board’s mandatory retirement age. The Board is currently in the process of identifying and recruiting a new Board member with a specific skill set to fill the vacancy resulting from Mr. Gillis’ retirement.

The Board, upon recommendation by the Nominating and Corporate Governance Committee, has nominated incumbent directors Robert A. Ebel, Randall L. Schilling, and Franklin D. Wicks, Jr. for re-election. Each of the nominees has consented to serve if elected. If any of them become unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of nominees than those named in this Proxy Statement.

All the directors and nominees bring to the Board a wealth of executive leadership experience derived from their service as corporate executives. Each possesses individual qualifications and skills that contribute to the Board’s effectiveness as a whole. The following information is submitted with respect to the nominees for election to the Board, together with the members of the Board whose terms will continue after the Annual Meeting or until their respective successors are duly elected and qualified:

Nominated to serve until 2018:

Robert A. Ebel, 59, has been a director since 2006. He is Chief Executive Officer (CEO) of Universal Printing Company, a privately-held printing company headquartered in St. Louis, Missouri. Mr. Ebel began his tenure with Universal Printing Company as Chief Financial Officer (CFO) and board member in 1986. In 1996, he was appointed to the position of CEO. Mr. Ebel currently serves on the Board of the St. Louis Graphic Arts Joint Health and Welfare Fund and is active in various civic and charitable organizations in the St. Louis metropolitan area.

The Board selected Mr. Ebel to serve as a director because it believes he brings valuable business management and finance expertise to the Board. His current duties as CEO of a privately-held business based in St. Louis provide him with a strong knowledge of the local commercial marketplace served by the Company’s subsidiary bank.

Randall L. Schilling, 52, has been a director since 2009. He is President and CEO of BoardPaq LLC, formerly Candelstiq LLC, a privately-held software company based in St. Charles, Missouri. From 1992 to 2010, he was the CEO of Quilogy, Inc., a nationally recognized, privately-held information technology professional services company. Mr. Schilling is currently an Advisory Board member of FormFast Inc., a St. Louis-based company that provides electronic workflow solutions for healthcare organizations; KETC Channel 9, a St. Louis-based public television station; and St. Louis Children’s Hospital Foundation. Additionally, Mr. Schilling has been active in various other civic and charitable organizations in the St. Louis metropolitan area, including Partners for Progress – Education Chairman and Young Presidents Organization.

The Board selected Mr. Schilling to serve as a director because he possesses information technology expertise to help address the challenges the Company faces in the rapidly changing information technology arena.

Franklin D. Wicks, Jr., 61, has been a director since 2006. He is Executive Vice President and President of Applied Markets of Sigma-Aldrich Corporation (Sigma-Aldrich), a publicly-traded life science and high technology company located in St. Louis, Missouri. Dr. Wicks has worked for Sigma-Aldrich since 1982, beginning as a research chemist and subsequently working in marketing, then as President of Sigma Chemical and Vice President of Worldwide Operations, Sigma-Aldrich. He served as President, Scientific Research Division, Sigma-Aldrich from 1999 to 2002 and was responsible for operations in 34 countries. Prior to his most recent appointment, Dr. Wicks served as President-SAFC. After receiving his Ph. D., Dr. Wicks served for four years on the staff of the Navigators at the Air Force Academy and at the University of

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Colorado at Boulder before joining Sigma-Aldrich. He is currently a member of the CEO Forum and serves as a trustee of Covenant Theological Seminary.

The Board selected Dr. Wicks to serve as a director because of his public company senior management experience, familiarity with corporate governance, and knowledge of local and global marketplace issues.

The Company’s Board recommends a vote FOR the three nominees for election to the Board of Directors.

Directors to serve until 2017:

Eric H. Brunngraber, 58, has been a director since 2003. Mr. Brunngraber is President and CEO of the Company. Prior to his appointment as CEO in 2008, he held the position of President and Chief Operating Officer (COO) since 2006. Mr. Brunngraber served as CFO of the Company from 1997 to 2006. He has held numerous positions with the Company since his employment began in 1979, including Executive Vice President of Cass Commercial Bank, the Company’s bank subsidiary. Mr. Brunngraber is active in various civic, charitable, and professional organizations in the St. Louis metropolitan area, including the Regional Business Council and the American Diabetes Association – Community Leadership Board.

The Board selected Mr. Brunngraber to serve as a director because he is the Company’s President and CEO and is responsible for the strategic direction and day-to-day leadership of the Company.

Benjamin F. Edwards, IV, 59, has been a director since 2005. He is Chairman, CEO and President of Benjamin F. Edwards & Company, a St. Louis-based investment firm. Previously, Mr. Edwards was branch manager of the Town & Country, Missouri office of A.G. Edwards/Wachovia Securities LLC, a national investment firm. Mr. Edwards’ career with A.G. Edwards began in 1977, where he held numerous positions including Employment Manager, Financial Advisor, Associate Branch Manager, Regional Officer, Director of Sales and Marketing and President, as well as a member of the Board of Directors of A.G. Edwards from 1994 to 2007. He currently is a member of the Board of The Bogey Club in St. Louis and a member of the CEO Forum.

The Board selected Mr. Edwards to serve as a director because it believes he possesses management expertise in investment banking, including experience with capital markets transactions and investments in both public and private companies.

Directors to serve until 2016:

Lawrence A. Collett, 72, has been a director since 1983. He is Chairman of the Board of the Company, a position he has held since 1992. Mr. Collett retired as CEO of the Company in 2008, having served in that capacity since 1990. He began his career with the Company in 1963 and served as Executive Vice President from 1974 to 1983 and President from 1983 to 1990. He holds numerous positions with civic, charitable, and church-related institutions.

The Board selected Mr. Collett to serve as a director because of his previous tenure with the Company in multiple roles, including CEO, which affords him unique insights into the Company’s strategies, challenges and opportunities.

Wayne J. Grace, 74, has been a director since 2003. He is Retired Managing Director of UHY Advisors MO, Inc., a tax and business consulting firm. Mr. Grace was the founder and Managing Director of the accounting firm Grace Advisors, Inc., where he served from 1983 to 2004. Mr. Grace began his career with the St. Louis, Missouri office of Fox & Company, an accounting firm, which spanned from 1966 to 1983. While serving at Fox & Company, he became both partner and partner in charge prior to his departure in 1983 to begin Grace Advisors, Inc. During his tenure at Fox & Company he was a member of the National Consulting Services Steering Committee. He is currently director and Audit Committee chairman for Benjamin F. Edwards & Company, a St. Louis-based investment firm. Mr. Grace served as a director of Siegel-Robert, Inc., a privately-held plastics product manufacturer from 2006 to 2008. Mr. Grace is a certified public accountant.

The Board selected Mr. Grace to serve as a director because it believes he has valuable experience in audit, governance and management issues resulting from his background as a certified public accountant and managing partner of a public accounting firm.

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James J. Lindemann, 59, has been a director since 2007. He is Executive Vice President of Emerson Electric Co. (Emerson), a publicly-traded manufacturing company based in St. Louis, Missouri. Mr. Lindemann joined Emerson in 1977, where he has held a number of increasingly responsible engineering and marketing positions with its Specialty Motor business unit. In 1992, he was named President of Commercial Cam, and in 1995, he was named President of the Emerson Appliance Motor business unit. In 1996, Mr. Lindemann was promoted to Chairman and CEO of the Emerson Motor Co. He was named Senior Vice President of Emerson in 1999 and Executive Vice President in 2000. Mr. Lindemann has served on the Emerson Advisory Board since 2000 and has been a board member of the CEO Forum since 2003.

The Board selected Mr. Lindemann to serve as a director based on his experiences with Emerson, where he has served as a senior manager of a public manufacturing company, obtained international expertise and worked successfully with large corporate enterprises.

Director Independence

Based on the independence standards as defined by the marketplace rules of The Nasdaq Stock Market, Inc. (Nasdaq), the Board has determined in its business judgment that all of the directors and director-nominees are independent as such term is defined in the Nasdaq listing standards, except for Mr. Collett and Mr. Brunngraber. Under the objective criteria of the Nasdaq standards, Mr. Collett is not deemed independent because he received payments in excess of $120,000 during 2014 pursuant to his consulting agreement with the Company. Additionally, Mr. Brunngraber is not considered independent because he is currently employed by the Company. In addition, each of the members of the Audit Committee and Compensation Committee meets the heightened independence standards set forth in the SEC rules and the Nasdaq listing standards. In making these determinations, the Board has reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the directors’ responses to questions regarding employment, business, family, and other relationships with the Company and its management. As a result of this review, the Board concluded, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Governance

The Board oversees and guides the Company’s management and its business affairs. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors. All committee members are elected by and serve at the pleasure of the Board. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff, and the Company as a whole. The Board has adopted Corporate Governance Guidelines that capture the long-standing practices of the Company as well as current corporate governance best practices. The guidelines are available at www.cassinfo.com.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company held its first advisory (non-binding) shareholder vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal), and its first shareholder vote on the frequency of such say-on-pay proposal (commonly known as a “say-on-frequency” proposal), at its 2011 Annual Meeting of Shareholders. At such meeting, the shareholders of the Company approved the overall compensation of the Company’s named executive officers and elected to hold a say-on-pay vote every three years. Accordingly, a say-on-pay proposal was included in the proxy statement for the 2014 Annual Meeting of Shareholders and approved by the shareholders. The Company’s next say-on-pay proposal and say-on-frequency proposal will be included in its proxy statement for its 2017 Annual Meeting of Shareholders.

The Company has adopted a Code of Conduct and Business Ethics policy, applicable to all Company directors, executive officers and employees. This policy is publicly available and can be viewed at www.cassinfo.com.

Board Leadership Structure

The Company’s Corporate Governance Guidelines specify that the Board has flexibility to decide whether it is best for the Company to combine or separate the roles of Chairman of the Board and CEO. Since July 2008, the Company’s leadership structure consists of separate roles for Chairman and CEO of the Company as performed by Mr. Collett and Mr. Brunngraber, respectively. The Board has chosen to separate the roles of Chairman and CEO in recognition of the current demands of the two roles. While the Chairman organizes Board activities to enable the Board to effectively provide guidance to and

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oversight and accountability of management, the CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Chairman creates and maintains an effective working relationship with the CEO, other members of management and other members of the Board; provides the CEO ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Chairman preserves the distinction between management and Board oversight by ensuring that management develops corporate strategy and risk management practices, and focusing the Board to review and express its judgments on such developments.

The Board recognizes that no single leadership model is right for all companies and at all times, and depending on the circumstances, other leadership models may be appropriate. Accordingly, the Board periodically reviews its leadership structure to ensure the proper balance is present in the Company’s current model.

In accordance with the Company’s Corporate Governance Guidelines, non-management directors convene quarterly without the presence of management directors or executive officers of the Company.

Risk Management Oversight

The Board believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management practices. The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management (generally through Board committee presentation) regarding the areas of material risk to the Company. A description of certain material risks affecting the Company can be found in the Annual Report on Form 10-K for the year ended December 31, 2014. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial and information technology risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element.

Communications with the Board of Directors

The Board has established a process by which shareholders can communicate with the Board. Shareholders may communicate with any and all members of the Board by transmitting correspondence to the following address or fax number: Cass Information Systems, Inc., Name of Director(s), Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131, (314) 506-5560 (fax).

The Secretary will forward all correspondence to the Chairman or the identified director as soon as practicable. Communications that are deemed to be inappropriate or present a safety or security concern may be handled differently. Correspondence addressed to the full Board will be forwarded to the Chairman, who will present the correspondence to the full Board or a committee thereof. If a response to the communication is warranted, the content and method of the response may be coordinated with the Company’s legal counsel.

Board Meetings and Committees of the Board

The Board holds regularly scheduled meetings in January, April, July, and October. During the fiscal year ended December 31, 2014, the Board held four meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. The Company’s directors are encouraged, but not required, to attend the Company’s Annual Meeting. Eleven directors attended the 2014 Annual Meeting.

The Company has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found in the Investor Relations section of the Company’s website at www.cassinfo.com.

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The following table represents the current membership of each of the Board committees and number of meetings held by each committee in 2014 (in parentheses). Each of the committees is comprised entirely of independent directors, as defined by Nasdaq and SEC rules:

Audit (5)	Nominating and Corporate Governance (4)	Compensation (4)
Robert A. Ebel	John L. Gillis, Jr.	Benjamin F. Edwards, IV
Wayne J. Grace*	Wayne J. Grace	James J. Lindemann*
Randall L. Schilling	Franklin D. Wicks, Jr.*

*Committee Chairman

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee is responsible for appointing, determining funding for and overseeing the independent registered public accountants for the Company, and meeting with the independent registered public accountants and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee reviews financial information provided to shareholders and others, assesses the adequacy of financial and accounting controls, and evaluates the scope of the audits of the independent registered public accountants and reports on the results of such reviews to the Board. In addition, the Audit Committee assists the Board in its oversight of the performance of the Company’s internal auditors. The Audit Committee meets with the internal auditors on a quarterly basis to review the scope and results of their work. The Board has determined that Mr. Grace qualifies as an “audit committee financial expert,” as defined by the SEC and in accordance with the Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending director-nominees, and developing and addressing corporate governance principles and issues applicable to the Company and its subsidiaries. In recommending director-nominees to the Board, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management. In evaluating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including any legal requirements or listing standards requirements. The Nominating and Corporate Governance Committee considers a candidate’s judgment, skills, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it does consider such issues as diversity of education, professional experience, differences of viewpoints, and skills when assessing individual director-nominees. In general, no person who will have reached the age of 75 prior to election date may be nominated for election or re-election to the Board. It is also the Board’s practice to limit new directors to no more than two per year in order to maintain Board continuity.

Although the Nominating and Corporate Governance Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders who meet the criteria discussed above and set by the Nominating and Corporate Governance Committee, with the concurrence of the full Board. The criteria will be re-evaluated periodically and will include those criteria set out in the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s charter. Suggestions, together with a description of the proposed nominee’s qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

Compensation Committee

The Compensation Committee fulfills the Board’s responsibilities relating to compensation of the Company’s directors, CEO, and other executives. The Compensation Committee also has responsibility for approving, evaluating,

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and administering the compensation plans, policies, and overall programs of the Company. The Compensation Committee is able to delegate any of its responsibilities to one or more subcommittees as it deems appropriate in its discretion.

Compensation Processes and Procedures

As specified in its charter, the Compensation Committee recommends annual retainer fees, Board and committee meeting fees, and terms and awards of stock compensation for non-management directors, subject to appropriate approval by the Board or shareholders.

The Compensation Committee also establishes and administers the Company’s executive compensation program and related benefits. While the Compensation Committee may seek input and recommendations from the CEO, CFO, or the Vice President of Human Resources concerning the elements of executive and director compensation, and confer with them on compensation philosophies, all significant matters regarding compensation for executives are ultimately the responsibility of the Compensation Committee. The Compensation Committee annually reviews corporate goals and objectives relative to the CEO’s compensation and determines the CEO’s compensation level based on this evaluation, subject to Board approval. The Compensation Committee is responsible for recommending to the Board salary levels and incentive stock compensation for executive officers of the Company, and approving incentive stock compensation for other members of management as recommended by the CEO. The responsibility for allocating cash bonuses for executive officers other than himself is delegated to the CEO, in accordance with provisions of the profit sharing program approved by the Board.

Periodically, the Company uses compensation specialists to assist in designing or modifying some components of its overall compensation program and to provide comparison data of compensation at other organizations with which the Company competes for executive management talent. In such circumstances, the Compensation Committee does not rely solely on survey data or the consultant’s judgment or recommendation, but considers such data when exercising its judgment in evaluating the Company’s compensation program.

Compensation Committee Interlocks and Insider Participation

K. Dane Brooksher, a former member of the Board, served on the Compensation Committee until the expiration of his Board tenure on April 21, 2014. Messrs. Edwards and Lindemann served on the Compensation Committee during the entire fiscal year ended December 31, 2014. No member of the Compensation Committee is, or was during the year ended December 31, 2014, an officer, former officer, employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of (i) the compensation committee or board of directors of another entity of which one of the executive officers of such entity served on the Company’s Compensation Committee or (ii) the compensation committee of another entity of which one of the executive officers of such entity served on the Company’s Board, during the year ended December 31, 2014.

Director Compensation

Each director of the Company who is not an officer or employee of the Company receives compensation for his services. Based on recommendation from the Compensation Committee, the Board elected to revise the fee structure as of April 20, 2015. The following represents the fee structures applicable for the periods indicated:

	Prior to	On and After
	April 20, 2015	April 20, 2015
Regular Board Meeting Fee	$2,500	$2,500
Board Committee Meeting Fee	$1,000	$1,000
Annual Retainer:
Chairman of the Board*	$50,000	$50,000
Board Member	$20,000	$25,000
Audit Committee Chair	$10,000	$10,000
Compensation Committee Chair	$7,000	$7,000
Nominating and Corporate

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Governance Committee Chair	$7,000	$7,000
Restricted Stock Award**	$35,000	$42,500

* Effective January 1, 2015. See below for more information.

** Directors will receive the equity equivalent of the dollar amounts indicated above.

Restricted stock awards are issued under the Company’s Amended and Restated Omnibus Stock and Performance Compensation Plan (the Omnibus Plan). The shares carry voting and dividend rights. Dividends are paid quarterly prior to vesting. Shares granted prior to April 16, 2013 are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary date of the awards. Shares granted on or after April 16, 2013 vest in one year on the first anniversary date of the awards or, if elected by the director, vest at retirement from the Board, as disclosed below. The grant date of awards is typically the day following the annual meeting, when the full Board approves the awards. In accordance with the Company’s stock ownership guidelines, directors are expected to retain all shares granted to them during their service as a Board member and are encouraged to acquire stock in an amount consistent with their financial resources.

In January 2013, the Board approved a non-employee director compensation election program to allow non-employee directors to receive their annual board member retainer fees in the form of restricted stock and provide for a separate election to defer the vesting of all restricted stock until the date of termination of service as a director. Elections must be made prior to the calendar year for which the election will apply and made annually, with the exception of the first year in which a director becomes eligible to participate, after which the election must be made within 30 days. These election options became effective April 15, 2013 upon approval by shareholders of the revisions to the Omnibus Plan.

Summary Compensation - Directors

The table below sets forth the following compensation for each non-executive director for the fiscal year ended December 31, 2014: (i) dollar value of fees earned or paid; (ii) aggregate grant date fair value of restricted stock awards; (iii) all other compensation; and (iv) dollar value of total compensation.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name (1)	($)(2)	($)(3)	($)(4)	($)
K. Dane Brooksher (5)	12,750	0	234	12,984
Bryan S. Chapell (5)	11,000	0	234	11,234
Lawrence A. Collett	44,400	35,013	179,227	258,640
Robert A. Ebel	49,400	35,013	1,341	85,754
Benjamin F. Edwards, IV	34,000	35,013	667	69,680
John L. Gillis, Jr.	34,000	35,013	1,341	70,354
Wayne J. Grace	62,800	35,013	933	98,746
James J. Lindemann	39,250	35,013	1,506	75,769
Randall L. Schilling	35,000	35,013	1,682	71,695
Franklin D. Wicks, Jr.	41,000	35,013	1,341	77,354

(1)	Compensation for Mr. Brunngraber is set forth in Executive Officers – Summary Compensation Table and related tables. Because Mr. Brunngraber is an executive officer of the Company, he did not receive any additional compensation for his services as director.
(2)	Represents fees paid during 2014 for services, including Board meeting and Board committee meeting attendance, as well as retainers for Board membership and Board Committee chair positions. Amounts include the following fees for service on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary: Mr. Collett, $14,400; Mr. Ebel, $14,400; and Mr. Grace, $13,800. The Executive Loan Committee held 24 meetings during 2014. Attendance fees were $600 per meeting. Messrs. Grace, Lindemann, and Schilling elected to receive their Board retainer fee in the form of restricted stock. They each received 412 shares of restricted stock in lieu of $20,000 of cash payments. The restricted stock vests in one year on the first anniversary date of the awards or, if elected by the director, vest at retirement from the Board.
(3)	Represents the full grant date fair value of shares of restricted stock awarded in 2014 under the Company’s Omnibus Plan. Messrs. Collett, Ebel, Edwards, Gillis, Grace, Lindemann, Schilling, Signorelli, and Wicks were each awarded 661 shares. Shares vest either over one year or at the director’s retirement from the Board, based upon their election. These amounts were computed in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 718 (FASB ASC Topic 718). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2014. The value as of the grant date for restricted stock is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31,

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2014 for a complete description of the material assumptions applied in determining grant date fair value. The aggregate number of shares of restricted stock awards issued under the Omnibus Plan and outstanding at December 31, 2014 for each director was as follows:

Name	Shares
K. Dane Brooksher	0	*
Bryan S. Chapell	0	*
Lawrence A. Collett	747
Robert A. Ebel	1,776
Benjamin F. Edwards, IV	722
John L. Gillis, Jr.	1,776
Wayne J. Grace	1,159
James J. Lindemann	2,284
Randall L. Schilling	2,460
Franklin D. Wicks, Jr.	1,776

* Upon retirement from the Board, 328 shares of restricted stock awards still outstanding immediately vested.

(4)	Represents dividends paid on restricted stock awards for all directors other than Mr. Collett. For Mr. Collett, represents payments made pursuant to a consulting agreement between Mr. Collett and the Company ($178,574) and dividend payments on restricted stock awards ($653).
(5)	Board tenure expired at the Annual Meeting of Shareholders on April 21, 2014.

In connection with Mr. Collett’s resignation as the Company’s CEO in 2008, the Company and Mr. Collett entered into a consulting agreement pursuant to which Mr. Collett received annual payments of $150,000 for his services as Chairman of the Board and continuation of the automobile allowance and club memberships that he received as an executive officer of the Company. The consulting agreement was scheduled to expire on October 21, 2014. On that date, the Board extended the consulting agreement to December 31, 2014, at which time it expired and was not renewed. Also on that date, the Board fixed the compensation to be paid to the non-executive Chairman of the Board in his capacity as Chairman of the Board at $50,000 per annum, effective January 1, 2015.

Certain Relationships and Related Party Transactions

Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company’s subsidiary bank, including borrowings and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, on substantially the same terms, including interest rates charged or paid and collateral required, as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

As provided by the Audit Committee’s charter, the Audit Committee must review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. “Related person” and “transaction” shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account any factors it deems relevant.

Report of the Audit Committee

The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements, and the qualification and independence of the Company’s independent registered public accounting firm. The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

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The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence, including the impact of non-audit-related services provided to the Company, and has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB, as may be modified or supplemented.

The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Wayne J. Grace, Chairman

Robert A. Ebel

Randall L. Schilling

II. EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The Compensation Committee believes that the skill and dedication of executive officers and other management personnel are critical factors affecting the Company’s long-term success in meeting its objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, to reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders.

The overall compensation program is designed to result in compensation that is commensurate with Company and individual performance. High levels of performance should yield compensation which is competitive externally and equitable internally. The Compensation Committee periodically assesses the Company’s compensation programs to confirm that incentives are in place to retain key management talent, reward attainment of longer term objectives, and assure that these programs do not encourage risky behavior on the part of individuals or the executive management team.

Executive compensation is comprised of three major components: (i) base salaries reviewed annually by the Compensation Committee, (ii) cash bonuses distributed from the Company’s profit sharing program based on Company and individual performance, and (iii) long-term equity incentives awarded annually based on Company performance along with an individual officer’s level of responsibility. The compensation mix of cash and long-term incentives for the CEO is similar to that of other executive officers of the Company, and is believed to be consistent with compensation provided to similar positions at comparable organizations. The CEO is eligible to participate in all Company benefit programs including those available to other executive officers, and receives no additional perquisites beyond those available to other executive officers except for a club membership allowance which is also provided to the President and COO of Cass Commercial Bank.

In order to assure that executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation in its entirety before determining any adjustments to specific compensation components. In this process, the Compensation Committee primarily considers the value of cash and incentive stock compensation. Benefits,

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such as perquisites, and the calculated values of any retirement benefits provided under the Company’s defined benefit, defined contribution and supplemental retirement plans are also considered, though these elements are given less weight. Gains from prior incentive stock awards are also given less weight, as these were awards earned and granted based on prior performance.

The Compensation Committee also periodically reviews external market data on executive compensation in order to obtain a general understanding of current compensation practices. Prior to review and adjustment of executive management compensation for 2014, the Committee retained Pay Governance to gather relevant marketplace data on total compensation for similar executive positions. This size-adjusted data consisted of annual salary, short-term incentives, long-term incentives, and pay mix. Data was obtained from the following sources:

•	Tower Watson’s 2013 Survey Report on Top Management, focusing on:

o Services sector, including the Business Support Services industry; and

o the Financial Services sector.

•	Total compensation data from other publicly-traded companies in the IT Services and Data Processing sectors.

In reviewing external data, the Company does not engage in benchmarking to establish compensation levels or make specific compensation decisions. This is due to the Company’s unique structure, needs, differences in the size of surveyed companies, and the lack of sufficient appropriate matches to provide statistical relevance. Instead, the Company reviews survey data only to gain a better understanding of general compensation practices. In establishing executive compensation, the Committee takes into account a number of considerations, including individual and company performance, experience, responsibilities, retention, and internal equity. Periodic review of external market data is, however, considered to be a necessary point of reference. It is the Company’s preference that performance rather than benchmarking data drive executive compensation. Pay Governance’s overall conclusion confirmed the Committee’s belief that 2014 compensation levels were appropriate for the Company.

The Committee has determined that the consultants retained by the Committee and its advisers are independent and raise no conflict of interest concerns. Pay Governance does not provide any services to the Company other than those services for which it was retained by the Committee.

The Compensation Committee determines base salary and incentive stock compensation adjustments for the CEO and executive officers, subject to Board approval.  In determining executive officer compensation adjustments other than those for the CEO, the Compensation Committee gives consideration to the CEO’s recommendations concerning each executive’s performance and related salary and incentive stock levels. Cash bonuses for the CEO and executive officers are allocated in accordance with the Company’s board-approved profit sharing program, as further described in the section below titled Profit Sharing Bonus.

Finally, in arriving at its decisions on executive compensation, the Compensation Committee took into account the affirmative shareholder “say-on-pay” vote at the 2014 Annual Meeting of Shareholders and continued to apply the same principles in determining the amounts and types of executive compensation.

Elements of Compensation

The key elements in the executive compensation program are base salary, cash bonus awards distributed from the Company’s profit sharing program, and long-term incentive stock compensation. These elements, as well as benefits plans and perquisites, are described below.

Base Salary

Salaries are established for executive officers by balancing both internal and external factors. Internal equity is determined through comparison with other executives within the Company, taking into account the scope of responsibilities, performance, skills, and experience. Similarly, the Company considers external data to validate competitiveness and reasonableness in the marketplace. Considerable weight is given to performance of the individual and his or her associated operating unit, taking into account factors such as revenue growth, cost efficiencies, technological advancements, and

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leadership. Specific individualized targets and quantitative performance measurements are not utilized. Base salaries are designed to attract and retain high levels of expertise and talent. The Compensation Committee reviews salaries of the CEO and other executive officers at the beginning of each fiscal year. The Compensation Committee determines any adjustments to the CEO’s salary and gives consideration to the CEO’s recommendation regarding adjustment to executive officer salaries, based on the criteria referenced above.

The Company believes that base salary increases for 2014 were reflective of the performance of individuals and individual operating units, sustained corporate earnings, overall corporate growth over the past several years, and competitive forces projected by the external market. Base salary levels were adjusted, effective April 2014, for the named executive officers as follows: Mr. Brunngraber, $535,000, up from $505,000; Mr. Appelbaum, $259,000, up from $251,000; Mr. Langfitt, $230,000, up from $223,000; Mr. Mathias, $270,000, up from $261,000; and, Mr. Pickering, $232,000, up from $222,000.

Profit Sharing Bonus

The Company is unique in having a profit sharing program which has been in existence since 1968. These cash bonuses are paid to all employees of the Company and its subsidiaries, other than those classified as off-site employees, according to the profit sharing program approved by the Board, pursuant to the Company’s Omnibus Plan. The purpose of this program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. The profit sharing program is funded and paid semi-annually with 12.5% of the Company’s profits before taxes. As such, all cash bonuses paid by the Company are capped and are available only when, and to the extent that, the Company is profitable overall.

Total profit sharing funds are divided into “pools” to be distributed among various employee groups, including the CEO, executives, exempt and non-exempt staff. The target percentage of salary to be received by the CEO ranges from 0% to a maximum of 70%. The target percentage of salary to be received by the other named executive officers ranges from 0% to a maximum of 45% in the case of Messrs. Langfitt, Mathias, and Pickering or 0% to a maximum of 50% in the case of Mr. Appelbaum. Payments made to the CEO are based on return on average equity (ROE) for the period and can range from 0% of the total profit sharing fund if ROE is zero or negative to a maximum of 5% if ROE is 20% or higher. For the purpose of determining whether profit sharing funds are available to the CEO, ROE is calculated by dividing net income for the period by average daily shareholders’ equity for the same period. Payments made to the named executive officers other than the CEO, while primarily based on the size of the pool, are also based on a subjective assessment of performance, considering factors such as performance of the individual and his associated operating unit taking into account factors such as revenue growth, cost efficiencies, technological advancements, and leadership. For named executive officers other than the CEO, consideration is also given to profit sharing payments that an individual has received in the past as well as those received by other named executive officers in order to help ensure internal equity. The portion of the profit sharing funds allocated to payouts for the named executive officers other than the CEO is determined based on the increase in net income after taxes (NIAT) for the respective semi-annual period. This pool can range from 9% to 16% of the total profit sharing funds available to exempt staff based on a change in the NIAT of -20% to +20% or greater, respectively.

The percentages of the total profit sharing funds available to the CEO and other named executive officers have been set to result in payments that fall within the targeted salary percentages for the CEO and other named executive officers. The targeted percentage salary ranges for the CEO and other named executive officers have, for the most part, been in place since the Company’s profit sharing program was established. These ranges were established based on the following factors: (i) the goal to maintain internal equity that reflects the responsibilities of the position relative to other positions within the Company; (ii) the objective to provide incentive compensation that is adequate to attract and retain talent, validated through the Company’s recruitment efforts and periodic review of general marketplace survey data; and (iii) the desire to minimize overly risky compensation practices in line with the Company’s conservative risk strategy.

The target salary percentage payouts and the distributions made to the CEO and other named executive officers are regularly reviewed by the Compensation Committee in accordance with the factors noted above. The Compensation Committee has continuously determined that the profit sharing payments resulting from the methodology described above are desirable based on the Company’s past performance and its compensation philosophies and objectives.

Bonuses earned in the first and second halves of 2014 were paid in August 2014 and February 2015, respectively, and were made in accordance with the Company’s profit sharing program under the Omnibus Plan.  The CEO bonus calculations were based on the ROE achieved by the Company during the respective six-month periods (i.e., 12.24% and 12.08%). These ROE

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achievements resulted in the CEO receiving 3.45% and 3.42% of the total profit sharing pool based on the profit sharing program guidelines, for a total 2014 profit sharing payment of $181,800.

The total profit sharing pool funds available to other executive officers, including the named executive officers other than the CEO, was based on a 5.71% increase in NIAT for the first half of 2014 over the second half of 2013 and a 1.20% increase in NIAT in the second half of 2014 over the first half of 2014, resulting in 13.81% and 13.08% of the total exempt staff profit sharing pool being available for profit sharing payments to executive officers, including named executive officers other than the CEO, in the first and second halves of 2014, respectively. As noted above, the amount of these profit sharing funds allocated to individual named executive officers, other than the CEO, was determined by the CEO based on a subjective evaluation considering internal equity among the named executive officers and other individual factors, including:

•	P. Stephen Appelbaum: overall stewardship of corporate financial processes, reporting, and controls.

•	Gary B. Langfitt: leadership and growth of the Company's expense management business units.

•	Robert J. Mathias: ongoing growth of the Company's banking subsidiary while maintaining excellent credit quality.

•	John F. Pickering: leadership and growth of the Company's Transportation Information Services (TIS) business unit.

Payments made to the named executive officers, other than the CEO, increased in 2014 as compared to 2013 due primarily to the increase in the profit sharing pool and the related factors that determine the amounts available to the named executive officers, other than the CEO. Payments made to the CEO decreased slightly due to the decrease in ROE.

Long-Term Incentive Stock Compensation

Long-term incentive stock compensation (LTIC) is awarded to various members of the Company's management team, including all named executive officers, in accordance with the Company’s Omnibus Plan. The objectives of the Omnibus Plan are to provide an incentive which aligns executive officers’ interests with those of shareholders, assist in recruiting, encourage retention, and reward executive officers for the Company’s success.

Availability of LTIC is tied to the Company's overall performance over a three-year period. Annual awards are granted each January and are based on the performance of the three prior calendar years. In determining the amount of awards, the Company uses a framework that places equal emphasis on risk and return by balancing growth with profitability. For 2014, awards were based on performance for the calendar years 2013, 2012, and 2011. Performance for the calendar years 2012 and 2011 were based on the following financial factors with respective weightings: (i) ROE weighted 50%; (ii) increase in diluted earnings per share (EPS) weighted 25%; and (iii) increase in processing fee revenues weighted 25%. In January 2013, the Compensation Committee approved the addition of a fourth factor, capital-to-asset ratio, for performance periods beginning January 1, 2013, to provide an incentive to maintain a strong financial position as well as reduce the risk of excess leveraging. With the addition of the capital-to-asset ratio, performance for the calendar year 2013 was based on the following financial factors with respective weightings: (i) ROE weighted 40%; (ii) increase in diluted EPS weighted at 20%; (iii) increase in processing fee revenues weighted 20%; and (iv) capital-to-asset ratio weighted 20%.  The LTIC earned percentage for each factor is calculated annually based on the targets achieved and prorated when actual performance falls between the percentage ranges, as shown in the following table:

	LTIC Earned Percentage
	60%	100%	125%
Factor	Threshold	Target	Maximum
ROE	12%	16%	20%
EPS growth	6%	9%	12%
Processing fee growth	8%	10%	12%
Capital-to-asset ratio	8%	9%	10%

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The average percentage earned for the prior calendar year is calculated for each performance factor, appropriately weighted, and totaled to determine the earned percentage for the most recently completed calendar year.  The percentage earned for the most recently completed calendar year and the earned percentages of the prior two years are averaged to determine the total LTIC earned percentage for the three year performance period.  The actual amount of annual grants is then determined by applying the total LTIC earned percentage to the target grant amounts, which are set as a percentage of annual salary and vary by executive based on their level of responsibility.  If the thresholds are met or exceeded for all three performance factors, the plan provides for grant amounts of: (i) between 60% and 125% of total salary for the CEO; (ii) between 45% and 94% of total salary for Messrs. Langfitt, Mathias, and Pickering; and (iii) between 36% and 75% of total salary for Mr. Appelbaum. If one or more of the performance factors does not meet the threshold, the grant amounts would fall below these ranges.

The total LTIC earned percentage used in computing the 2014 grants was calculated as follows:

	2013 Actual*	Earned %	Weights	LTIC Earned %

ROE	13.40%	74%	40%	30%
EPS growth	0%	0%	20%	0%
Processing fee growth	6.16%	0%	20%	0%
Capital-to-asset ratio	12.98%	125%	20%	25%
Earned Percentage for 2013				55%
Earned Percentage for 2012				92%
Earned Percentage for 2011				84%
Total LTIC Earned Percentage 2014 grants				77%

*For a more detailed discussion on the actual results of the financial factors, refer to the Company’s Annual Report on Form 10-K for the respective fiscal years ended December 31.

The 2014 grants (calculated based on the three-year performance period ended December 31, 2013) were lower than the 2013 grants (calculated based on the three-year performance period ended December 31, 2012) due primarily to the 2013 performance period, in which the Company had only a slight increase in processing fees and maintained the same EPS as 2012.

For the 2014 LTIC awards, the Company selected a mix of 50% restricted stock awards and 50% SARs to reinforce its long-term objectives.   The SARs encourage and reward growth in the share price over time, and the restricted stock serves as a retention incentive and rewards the appreciation of the Company’s common stock price. The grant date of the awards was the Board approval date.  Restricted stock awards were valued at that day's closing stock price as reported on the Nasdaq, and the SARs were valued at the equivalent Black-Scholes value. Restricted stock awards are for common stock shares carrying voting and dividend rights, and are subject to a three-year vesting schedule with 1/3 of the shares vesting each year on the anniversary date of the awards. Dividends are paid quarterly prior to vesting. SARs are for common stock shares, are subject to a three-year vesting schedule with 1/3 of the shares vesting each year on the anniversary date of the grant, become exercisable upon vesting and expire 10 years from the original grant date. In the event of disability or death of the participant, or a change in control of the Company, restricted stock awards vest and SARs become fully exercisable.  LTIC awards are not re-priced, in accordance with the Company’s long-standing practice.

The Compensation Committee reserves the right, subject to Board approval, to issue or refrain from issuing LTIC awards on a discretionary basis. Influencing factors include economic achievement, ethical standards, financial strength, management effectiveness, and external market forces.

Presently, long-term incentive stock awards outstanding consist of restricted stock bonus awards and SARs issued pursuant to the Company's Omnibus Plan. The Compensation Committee reviews the number of outstanding long-term incentive stock awards held by the Company's executive officers annually and to date, has not considered the overall amount of such awards as a significant factor in determining additional grants or awards.

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In accordance with the Company’s stock ownership guidelines, executive officers are expected to retain a majority of the shares granted to them prior to their retirement, net of shares tendered for applicable taxes. Any executive officer wishing to sell shares for purposes other than to pay associated taxes should first consult with the CEO and CFO. Shares sold by the CEO require prior approval by the Chairman of the Board of Directors. Generally, approval to sell more than 50% of total shares granted would only be given if the value of shares retained exceeded 3 times current annual salary for the CEO and 2.25 times current annual salary for other executive officers, or in the case of financial hardship.

As part of the Company’s Clawback Policy, in the event the Company materially restates its financial results, including any performance standards, the Compensation Committee has the right to rescind, revoke, adjust, or otherwise modify any awards granted under the Omnibus Plan that would have been lesser if calculated based on the restated results. The rescission, revocation, adjustment or modification of awards is at the sole discretion of the Compensation Committee and will be made consistently for all recipients in the plan for the restatement year, whether or not the recipient participated in conduct which led to the restatement.

The Company does not allow the grant of option awards to be timed with the release of material non-public information such that it would have an effect on the exercise price that would benefit the executive. The grant date for LTIC awards is the date independent Board members approve such awards and generally occurs at the January Board meeting.

401(k) Defined Contribution Plan

All employees of the Company and its subsidiaries, other than those classified as off-site employees, are eligible to participate in the Cass Information Systems, Inc. 401(k) Plan. Eligible employees may enter the plan at the first of the month following one month of service. Employees may voluntarily defer the maximum level allowed by the Internal Revenue Service (IRS), which was $17,500 for 2014, plus an additional $5,500 catch-up contribution for employees age 50 or older. The Company matches 50% of the first 3% of employee contributions, subject to IRS limitations. All employee contributions vest immediately. Company contributions vest for each employee on the employee’s third anniversary of employment with the Company.

Defined Benefit Retirement Plans

Retirement Plan for Employees of Cass Information Systems, Inc.

All employees of the Company and subsidiaries, other than those classified as off-site employees, become participants in the Retirement Plan for Employees of Cass Information Systems, Inc. at the next semi-annual entry period immediately following completion of one year of service. Upon retirement, participants in this qualified plan will begin to receive monthly payments equal to 1/12 of the sum of: (i) 0.9% of final average earnings multiplied by the number of years of service, plus (ii) 0.5% of final average earnings in excess of Covered Compensation multiplied by years of service.

Final average earnings is defined as the average annual total compensation for the five consecutive years of highest earnings during the last 10 years of employment. Covered Compensation is defined as the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period, ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the plan equal W-2 earnings, excluding stock based compensation and including any amounts deferred under the Company’s 401(k) plan and Section 125 plan, up to the maximum IRS limit of $260,000 in 2014. Service for benefit accrual purposes is the period beginning on the date of participation in the plan and ending on the severance date.

Normal retirement age under the plan is 65 with five years of vesting service. Early retirement eligibility is age 55 with five years of vesting service. Benefits for early retirement under the defined benefit pension plan would be calculated under the formula described above based on final average earnings and years of service as of the date of retirement, reduced by (i) 5/9 of 1% for each month by which the early retirement date or the first day of the month coinciding with or next following the 60th birthday, whichever is later, precedes the normal retirement date, and (ii) 5/18 of 1% for each month, if any, by which the early retirement date precedes the first day of the month coinciding with or next following the 60th birthday. Postponed retirement benefits are an amount equal to the greater of (i) the normal retirement benefit determined in accordance with the above formula using service and final average earnings through the postponed retirement date, or (ii) the actuarial equivalent

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of the normal retirement benefit on the postponed retirement date. The normal form of benefit is a straight-life annuity with 120 months guaranteed.

Supplementary Executive Retirement Program

The Company’s benefits program also provides for the Cass Information Systems, Inc. Supplemental Executive Retirement Plan (the SERP). The SERP was designed to provide additional retirement benefits to key executives whose benefits are limited by the IRS under the Company’s qualified plan.

Upon retirement, participants in the SERP will receive monthly payments equal to 1/12 of 70% of the final average earnings, reduced proportionately for length of service less than 25 years. Such amount is further reduced by the participant’s: (i) qualified retirement plan benefit, (ii) primary social security benefit, and (iii) 401(k) hypothetical annuity.

Final average earnings, normal and early retirement age, years of service, and normal form of payment are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc., as described above.

Early retirement benefits under the SERP are calculated to be an annual amount equal to 70% of the final average earnings multiplied by the number of full years of service divided by 25% (not to exceed 100%), less the sum of the defined pension plan benefit, primary social security benefit, and 401(k) hypothetical annuity, reduced by 1/180 for each of the first 60 calendar months and 1/360 for each of the next 60 calendar months by which commencement of benefits precedes normal retirement date. Benefits are not increased if payment of benefits commences after the normal retirement date.

Employees are generally not eligible for benefits under the SERP if they leave the Company prior to reaching age 55, and they receive a significant increase in benefits if they remain with the Company until age 65; therefore, the Compensation Committee believes that the SERP is an effective executive retention tool.

Perquisites and Other Benefits

The Company provides executive officers with perquisites that the Compensation Committee believes are reasonable and competitive based on the Compensation Committee’s knowledge of other companies with which the Company competes for talent. For 2014, these perquisites included an automobile allowance and, where deemed appropriate, a club membership allowance. Historically, the Company has not benchmarked or set targets for this compensation component. The perquisites’ value to the executive, as well as the incremental cost to the Company, is considered when establishing compensation levels; however, the value of this component of compensation is modest and has not been given significant weight by the Compensation Committee when establishing overall levels of executive compensation. Executive officers are eligible to receive the same health, vision, dental, disability, and life insurance benefits as are available to all other full-time employees of the Company and its subsidiaries.

Post-Employment Payments

Named executive officers referred to herein do not have employment agreements, nor are there any provisions for payments following or in connection with any termination or change-in-control, other than for provisions that allow for SERP benefits, SARs, and restricted stock awards to vest and/or become fully exercisable upon a change in control or in some circumstances, upon disability, in accordance with their respective plans. Also, in April 2014, the Board of Directors approved a provision that would allow for an employee who voluntarily retires, in good standing, after having attained the age of 60, with a minimum of 5 years employment, to vest in SARs and restricted stock awards according to the awards original schedule and SARs to remain exercisable until the grant’s original expiration date.

Federal Income Tax Deductibility Limitations

The Compensation Committee takes into consideration the tax consequences to employees and the Company when considering types and levels of awards and other compensation granted to executives and directors.

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and the other senior executive officers, other than

17

compensation that is performance-based under a plan that is approved by the shareholders of the Company and that meets certain other technical requirements. Based on these requirements, the Compensation Committee has determined that for 2014, Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers. Mr. Brunngraber is the only named executive officer whose compensation exceeds $1 million.

Post-Fiscal Year Compensation Actions

Executive Compensation Comparative Data

In 2014, the Compensation Committee performed a review of executive compensation. As part of the review process, the Compensation Committee retained Pay Governance to provide comparative data on cash and total executive compensation. Data reviewed was from the (i) Financial Services sector, including the Banking industry and (ii) Services Sector, including the Business Services industry. Consistent with prior years and the Company’s intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2015 compensation.

Retirement and Appointment of Named Executive Officers

Effective February 1, 2015, Mr. Pickering retired from his position as President – TIS and will remain with the Company in a non-executive officer role. As of this same date, Mark A. Campbell was appointed to succeed him as President – TIS. Mr. Campbell has been with the Company since 1988 and held various positions including serving as Senior Vice President – TIS from 2010 to September 2014 and Executive Vice President – TIS from 2014 until his recent appointment.

Base Salary

Base salary increases for 2015 were approved in January based on the factors discussed herein, including overall performance of individuals, individual operating units, corporate earnings, and overall corporate growth over the past several years. Such base salary increases, effective in April 2015, were approved for the following: Mr. Brunngraber, $535,000 to $565,000; Mr. Appelbaum, $259,000 to $266,000; Mr. Langfitt, $230,000 to $239,000; and Mr. Mathias, $270,000 to $278,000. Upon Mr. Pickering’s retirement from his position as President – TIS, on February 1, 2015, his base salary was reduced from $232,000 to $175,000.

Long-Term Incentives

LTIC awards made in January 2015 were granted in accordance with the Omnibus Plan and were comprised of 100% restricted stock awards. The Company granted restricted stock to reinforce its long-term objectives and serve as a retention incentive as well as rewarding the appreciation of the Company’s common stock price. The grant date of the awards was the Board approval date of January 27, 2015. Restricted stock awards were valued at that day’s closing stock price as reported on Nasdaq. The awards granted and detailed below were based on the three-year performance period ended December 31, 2014, as previously described under Elements of Compensation – Long-Term Incentive Stock Compensation. The restricted stock awards shown here have also been included in the beneficial ownership numbers reported in the principal shareholders table included in the section Beneficial Ownership of Securities herein.

Name	Restricted Stock Awards
Eric H. Brunngraber	8,313
P. Stephen Appelbaum	2,415
Gary B. Langfitt	2,680
Robert J. Mathias	3,146
John F. Pickering	2,704

18

Compensation Committee Report

In the performance of its oversight function for the year ended December 31, 2014, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Lindemann, Chairman
Benjamin F. Edwards, IV

Executive Officers

Following are the names, ages and positions held by the Company’s current executive officers followed by information on compensation received or earned during the periods presented. As discussed herein, Mr. Pickering retired from his position as the Company’s President – TIS, effective February 1, 2015. Mr. Campbell was appointed to this position as of the same date.

Eric H. Brunngraber, 58, is President and CEO of the Company. Additional information on Mr. Brunngraber can be found in the section Election of Directors contained herein.

P. Stephen Appelbaum, 57, Executive Vice-President, CFO and Secretary. Mr. Appelbaum, a certified public accountant, joined the Company in 2006 as the CFO and Secretary. Prior to joining the Company, he worked for KPMG LLP for 10 years before becoming a Senior Vice President at US Bank (St. Louis, Missouri), where he spent 16 years holding various positions in the areas of accounting, financial reporting, risk management, and merger and acquisition integration.

Gary B. Langfitt , 59, President – Expense Management Services. Mr. Langfitt joined the Company in 1999 as Vice President, Sales and Marketing – Utility Information Services and subsequently served as COO – Utility Information Services from 2003 to 2011 when he was appointed to his current position.

Robert J. Mathias, 62, President and COO of Cass Commercial Bank, subsidiary of the Company. Mr. Mathias joined the Bank in this role in February 2008. Prior to joining the Bank, he served as Senior Banker of the St. Louis loan production office of LaSalle Bank from February 2000 to February 2008. Mr. Mathias has been affiliated with several major financial institutions in the St. Louis metropolitan area since 1974.

Mark A. Campbell, 52, President – TIS. Mr. Campbell has been with the Company since 1988 and held various positions including serving as Senior Vice President, Sales and Marketing – TIS from 2003 to 2010, Senior Vice President – TIS from 2010 to September 2014 and Executive Vice President – TIS from 2014 until his recent appointment.

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Summary Compensation Table

The following table includes the (i) dollar value of base salaries and bonuses earned; (ii) aggregate grant date fair value of restricted stock and SAR awards; (iii) the change in pension value; (iv) all other compensation; and (v) the dollar value of total compensation for each respective fiscal year.

						Non-Equity	Change in
Name and				Stock	SAR	Incentive Plan	Pension	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Value	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(1)	($)(3)	($)(4)	($)

Eric H. Brunngraber	2014	527,788	-	194,104	194,099	181,800	1,056,092	40,589	2,194,472
President, CEO	2013	496,250	-	216,515	216,505	186,700	29,088	41,633	1,186,691
	2012	463,077	-	179,901	179,903	199,200	854,187	40,400	1,916,668

P. Stephen Appelbaum	2014	257,077	82,000	57,880	57,891	-	156,835	15,973	627,656
Exec. Vice President,	2013	249,000	72,500	67,171	67,165	-	42,398	16,343	514,577
CFO, Secretary	2012	241,788	76,000	59,240	59,245	-	91,395	16,540	544,209

Gary B. Langfitt	2014	228,317	79,000	64,291	64,278	-	233,508	16,195	685,589
President, Expense	2013	221,500	76,500	74,967	74,969	-	22,517	16,592	487,045
Management Services	2012	214,923	81,000	64,308	64,328	-	118,901	16,708	560,168

Robert J. Mathias	2014	267,837	86,000	75,262	75,231	-	180,521	31,606	716,457
President and COO,	2013	259,500	86,250	88,115	88,096	-	86,203	32,106	640,270
Cass Commercial Bank	2012	253,442	93,000	77,196	77,194	-	96,857	31,949	629,638

John F. Pickering	2014	229,596	90,000	63,982	63,992	-	370,877	16,162	834,609
President, TIS	2013	219,500	78,300	73,239	73,248	-	45,004	16,542	505,833
	2012	210,269	86,000	63,368	63,391	-	249,288	16,686	689,002

(1)	These amounts represent distributions under the Company’s profit sharing program as further described in the Compensation Discussion and Analysis section contained herein. Amounts paid to the CEO are reported separately as non-equity incentive plan compensation due to the fact the payments are based on pre-determined ROE targets which are communicated to the CEO prior to the performance period, the outcome of which is uncertain at the time the targets are made.
(2)	These amounts represent the aggregate grant date fair value of restricted stock and SAR awards granted during the fiscal years ended December 31, 2014, 2013, and 2012, respectively, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2014, 2013, and 2012. The value as of the grant date for restricted stock and SAR awards is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for a complete description of the material assumptions applied in determining grant date fair value.
(3)	Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits.
(4)	Consists of the Company’s incremental cost on perquisite benefits, dividends paid on restricted stock awards, the Company’s matching contributions paid to the Company’s 401(k) Plan on behalf of each executive, and for 2012, the value of premiums paid on behalf of each executive for group term life. Perquisite benefits provided in 2014 consist of an allowance for personal automobile usage for all the named executive officers and club membership allowances for Mr. Brunngraber and Mr. Mathias.

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Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were made to the named executive officers during 2014. Disclosure is provided on a separate line for each grant or award made during the year. The information supplements the values of stock and SAR awards presented in the Summary Compensation table above.

									Exercise or	Grant Date Fair
		Estimated Possible Payouts			Estimated Possible Payouts				Base Price of	Value of Stock
	Grant	Under Non-Equity Incentive			Under Equity				SAR Awards	and SAR Awards
Name	Date	Plan Awards (1)			Incentive Plan Awards				($/Sh)	($)
		Threshold	Target	Max	Threshold	Target		Max
		($)	($)	($)	(#)	(#)		(#)
Eric H. Brunngraber		0	181,800
	1/28/2014				0	3,149	(2)	0	―	194,104
	1/28/2014				0	10,880	(3)	0	61.64	194,099
P. Stephen Appelbaum	1/28/2014				0	939	(2)	0	―	57,880
	1/28/2014				0	3,245	(3)	0	61.64	57,891
Gary B. Langfitt	1/28/2014				0	1,043	(2)	0	―	64,291
	1/28/2014				0	3,603	(3)	0	61.64	64,278
Robert J. Mathias	1/28/2014				0	1,221	(2)	0	―	75,262
	1/28/2014				0	4,217	(3)	0	61.64	75,231
John F. Pickering	1/28/2014				0	1,038	(2)	0	―	63,982
	1/28/2014				0	3,587	(3)	0	61.64	63,992

(1)	Target represents amounts awarded and earned in 2014 pursuant to the Company’s profit-sharing program, as discussed in the Compensation Discussion and Analysis – Profit Sharing Bonus section herein.
(2)	Represents restricted stock bonus awards issued pursuant to the terms of the Company’s Omnibus Plan. Restricted stock awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. Dividends are paid quarterly prior to vesting. The 2014 awards were based on criteria further described in the Compensation Discussion and Analysis – Long-Term Incentive Stock Compensation section contained herein.
(3)	Represents SARs issued pursuant to the terms of the Company’s Omnibus Plan. SAR awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. SARs become exercisable upon vesting and expire on the tenth anniversary of the grant date. The 2014 awards were based on criteria further described in the Compensation Discussion and Analysis – Long-Term Incentive Stock Compensation section contained herein.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding restricted stock and SAR awards held by the named executive officers on December 31, 2014, including the number of shares underlying both exercisable and unexercisable portions of each SAR award as well as the exercise price and the expiration date of each outstanding SAR award, and the market value of stock awards.

	SAR Awards				Stock Awards
		Number of
	Number of Securities	Securities
	Underlying	Underlying			Number of Shares	Market Value of
	Unexercised	Unexercised	SAR		or Units of Stock	Shares or Units of
	SARs	SARs	Exercise	SAR	That Have Not	Stock That Have Not
	(#)(1)	(#)(1)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)

Eric H. Brunngraber	11,158	―	23.48	1/21/2018	8,362	445,277
	6,501	―	24.93	1/25/2020
	20,065	―	29.95	1/24/2021
	13,946	6,973	33.56	1/23/2022
	6,751	13,502	42.14	1/21/2023
	―	10,880	61.64	1/27/2024

P. Stephen Appelbaum	4,728	―	23.48	1/21/2018	2,591	137,971
	12,468	―	21.30	1/19/2019
	2,318	―	24.93	1/25/2020
	6,893	―	29.95	1/24/2021
	4,592	2,297	33.56	1/23/2022
	2,094	4,189	42.14	1/21/2023
	―	3,245	61.64	1/27/2024

Gary B. Langfitt	12,810	―	21.30	1/19/2019	2,868	152,721
	2,424	―	24.93	1/25/2020
	7,439	―	29.95	1/24/2021
	4,986	2,494	33.56	1/23/2022
	2,337	4,676	42.14	1/21/2023
	―	3,603	61.64	1/27/2024

Robert J. Mathias	8,823	―	29.95	1/24/2021	3,382	180,092
	5,984	2,992	33.56	1/23/2022
	2,747	5,494	42.14	1/21/2023
	―	4,217	61.64	1/27/2024

John F. Pickering	2,488	―	24.93	1/25/2020	2,827	150,538
	7,364	―	29.95	1/24/2021
	4,914	2,457	33.56	1/23/2022
	2,284	4,568	42.14	1/21/2023
	―	3,587	61.64	1/27/2024

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(1)	Represents SARs issued pursuant to the terms of the Company’s Omnibus Plan. SAR awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. SARs become exercisable upon vesting and expire on the tenth anniversary of the grant date. The vesting date for such SARs are as follows:

Name	Vesting Date	Number of Shares
Eric H. Brunngraber	1/22/2015	6,751
	1/24/2015	6,973
	1/28/2015	3,626
	1/22/2016	6,751
	1/28/2016	3,627
	1/28/2017	3,627

P. Stephen Appelbaum	1/22/2015	2,094
	1/24/2015	2,297
	1/28/2015	1,081
	1/22/2016	2,095
	1/28/2016	1,082
	1/28/2017	1,082

Gary B. Langfitt	1/22/2015	2,338
	1/24/2015	2,494
	1/28/2015	1,201
	1/22/2016	2,338
	1/28/2016	1,201
	1/28/2017	1,201

Robert J. Mathias	1/22/2015	2,747
	1/24/2015	2,992
	1/28/2015	1,405
	1/22/2016	2,747
	1/28/2016	1,406
	1/28/2017	1,406

John F. Pickering	1/22/2015	2,284
	1/24/2015	2,457
	1/28/2015	1,195
	1/22/2016	2,284
	1/28/2016	1,196
	1/28/2017	1,196

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(2)	Represents restricted stock awards issued pursuant to the Company’s Omnibus Plan. The shares are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. The vesting dates for such shares are as follows:

Name	Vesting Date	Number of Shares
Eric H. Brunngraber	1/22/2015	1,713
	1/24/2015	1,787
	1/28/2015	1,049
	1/22/2016	1,713
	1/28/2016	1,050
	1/28/2017	1,050

P. Stephen Appelbaum	1/22/2015	531
	1/24/2015	589
	1/28/2015	313
	1/22/2016	532
	1/28/2016	313
	1/28/2017	313

Gary B. Langfitt	1/22/2015	593
	1/24/2015	639
	1/28/2015	347
	1/22/2016	593
	1/28/2016	348
	1/28/2017	348

Robert J. Mathias	1/22/2015	697
	1/24/2015	767
	1/28/2015	407
	1/22/2016	697
	1/28/2016	407
	1/28/2017	407

John F. Pickering	1/22/2015	579
	1/24/2015	630
	1/28/2015	346
	1/22/2016	580
	1/28/2016	346
	1/28/2017	346

(3)	Value based on $53.25 per share, which was the closing market price of the Company's common stock reported on the Nasdaq on December 31, 2014.

SARs Exercised and Stock Vested

The following table sets forth the exercise of SARs and vesting of restricted stock during 2014 for the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Eric H. Brunngraber	5,338	332,565
P. Stephen Appelbaum	1,751	108,964
Gary B. Langfitt	1,914	119,159
Robert J. Mathias	2,273	141,479
John F. Pickering	1,883	117,211

(1)	Represents gross amount of shares exercised or vested, without netting any shares surrendered to pay exercise price or taxes.
(2)	Value is determined by applying the market value of the stock on the vesting date to the number of shares vested.

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Pension Benefits

The following table sets forth for fiscal year ended December 31, 2014 the actuarial present value of each named executive officer’s accumulated benefit under defined benefit plans of the Company, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer.

		Number of Years of	Present Value of	Payments
		Credited Service	Accumulated Benefit	During Last
Name (1)	Plan Name	(#)(2)	($)(3)	Fiscal Year ($)

Eric H. Brunngraber	Retirement Plan for Employees of	34.08	1,147,760	0
	Cass Information Systems, Inc.

	Cass Information Systems SERP	34.08	2,890,430	0

P. Stephen Appelbaum	Retirement Plan for Employees of	7.50	243,362	0
	Cass Information Systems, Inc.

	Cass Information Systems SERP	7.50	175,714	0

Gary B. Langfitt	Retirement Plan for Employees of	14.50	508,389	0
	Cass Information Systems, Inc.

	Cass Information Systems SERP	14.50	220,554	0

Robert J. Mathias	Retirement Plan for Employees of	5.50	219,323	0
	Cass Information Systems, Inc.

	Cass Information Systems SERP	5.50	266,700	0

John F. Pickering	Retirement Plan for Employees of	36.08	1,555,328	0
	Cass Information Systems, Inc.

	Cass Information Systems SERP	36.08	80,419	0

(1)	Messrs. Brunngraber, Appelbaum, Langfitt, Mathias, and Pickering were eligible for early retirement benefits under the Company’s defined benefit pension plan and SERP as of December 31, 2014. Refer to the Compensation Discussion and Analysis for a description of early retirement benefits.
(2)	The number of years of credited service differs from the number of years of actual service for all named executive officers only due to the provisions in the plan regarding when employees first become eligible to participate in the plan.
(3)	Represents the actuarial present value of accumulated benefit under the Company’s defined benefit pension plan based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for complete description of the material assumptions applied in quantifying the present value of accumulated benefits.

All named executive officers were participants in the Retirement Plan for Employees of Cass Information Systems, Inc. and the Cass Information Systems, Inc. SERP at December 31, 2014. Details of the plans are further discussed in the Compensation Discussion and Analysis contained herein.

III. BENEFICIAL OWNERSHIP OF SECURITIES

Stock Ownership of Directors, Executive Officers, and 5% Beneficial Ownership

The following table contains information with respect to beneficial ownership of the Company's outstanding common stock as of February 11, 2015, unless otherwise noted, by: (i) each person known to the Company to be the beneficial owner of more than 5% of common stock, (ii) each director and nominee for director, (iii) each executive officer, and (iv) directors and executive officers as a group. Unless otherwise indicated, the named person has sole voting and investment rights with respect to such shares. The percent of common stock owned by each person or group has been determined based on a total of 11,502,400 shares outstanding as of February 11, 2015.

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Name of Beneficial Owner	Amount of Shares Beneficially
(and address for Beneficial Owners over 5%)	Owned (1)		Percent of Class

Kayne Anderson Rudnick Investment	1,055,133	(2)	9.17%
Management, LLC
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067

Kim Kuehner	924,048	(3)	8.34%
533 South Warson Rd
St. Louis, MO 63124

Ann Nania	923,776	(3)	8.03%
1700 S. Ocean Blvd.
Pompano Beach, FL 33062

Riverbridge Partners LLC	629,258	(4)	5.47%
80 South Eighth St., Suite 1200
Minneapolis, MN 55402

BlackRock Inc.	616,407	(5)	5.36%
55 East 52nd Street
New York, NY 10022

P. Stephen Appelbaum	60,537	(6)	*
Eric H. Brunngraber	134,899	(7)	1.17%
Lawrence A. Collett	217,197	(8)	1.89%
Robert A. Ebel	8,214	(9)	*
Benjamin F. Edwards, IV	7,399	(10)	*
John L. Gillis, Jr.	5,673	(11)	*
Wayne J. Grace	18,044	(12)	*
Gary B. Langfitt	57,109	(13)	*
James J. Lindemann	6,193	(14)	*
Robert J. Mathias	41,139	(15)	*
John F. Pickering	67,744	(16)	*
Randall L. Schilling	5,160	(17)	*
Franklin D. Wicks, Jr.	6,581	(18)	*
All directors (including nominees) and all
executive officers as a group (13 persons)	580,606	(19)	5.05%

* Less than 1% of class.

(1)	Beneficially owned shares include common stock that directors and executive officers have the right to acquire within 60 days of February 11, 2015 pursuant to the exercise of SARs.
(2)	Based on Schedule 13G/A filed with the SEC on February 5, 2015.
(3)	Based on shareholder records obtained from Computershare Shareowner Services and Broadridge on February 11, 2015.
(4)	Based on Schedule 13G/A filed with the SEC on January 29, 2015. Riverbridge Partners LLC has sole voting power with respect to 493,605 shares and sole dispositive power with respect to 629,258 shares.
(5)	Based on Schedule 13G/A filed with the SEC on February 3, 2015. BlackRock Inc. has sole voting power with respect to 593,842 shares and sole dispositive power with respect to 616,407 shares.
(6)	Includes 18,399 shares held in trust over which Mr. Appelbaum has shared voting and investment rights; 3,573 shares of restricted stock subject to forfeiture with respect to which Mr. Appelbaum has voting but no investment rights; and 38,565 shares which can be acquired within 60 days of February 11, 2015 pursuant to the exercise of SARs.
(7)	Includes 44,695 shares owned jointly with his spouse over which Mr. Brunngraber has shared voting and investment rights; 12,126 shares of restricted stock subject to forfeiture with respect to which Mr. Brunngraber has voting but no investment rights; and 75,771 shares which can be acquired within 60 days of February 11, 2015 pursuant to the exercise of SARs.
(8)	Includes 128,391 shares held in trust; 88,059 shares owned by Mr. Collett’s spouse over which Mr. Collet has no voting and investment rights; and 747 shares of restricted stock subject to forfeiture with respect to which Mr. Collett has voting but no investment rights.
26

(9)	Includes 2,541 shares owned jointly with his spouse; and 1,776 shares of restricted stock subject to forfeiture with respect to which Mr. Ebel has voting but no investment rights.
(10)	Includes 3,862 shares held in trust; 194 shares Mr. Edwards holds as custodian for his minor children; and 722 shares of restricted stock subject to forfeiture with respect to which Mr. Edwards has voting but no investment rights.
(11)	Includes 1,776 shares of restricted stock subject to forfeiture with respect to which Mr. Gillis has voting but no investment rights.
(12)	Includes 12,374 shares held in trust; 3,300 shares owned by Mr. Grace’s spouse over which Mr. Grace has no voting and investment rights; and 1,159 shares of restricted stock subject to forfeiture with respect to which Mr. Grace has voting but no investment rights.
(13)	Includes 3,969 shares of restricted stock subject to forfeiture with respect to which Mr. Langfitt has voting but no investment rights; and 36,029 shares which can be acquired within 60 days of February 11, 2015 pursuant to the exercise of SARs.
(14)	Includes 2,284 shares of restricted stock subject to forfeiture with respect to which Mr. Lindemann has voting but no investment rights.
(15)	Includes 4,657 shares of restricted stock subject to forfeiture with respect to which Mr. Mathias has voting but no investment rights; and 24,698 shares which can be acquired within 60 days of February 11, 2015 pursuant to the exercise of SARs.
(16)	Includes 20,615 shares held in trust over which Mr. Pickering has shared voting and investment rights; 3,976 shares of restricted stock subject to forfeiture with respect to which Mr. Pickering has voting but no investment rights; and 22,986 shares which can be acquired within 60 days of February 11, 2015 pursuant to the exercise of SARs.
(17)	Includes 2,460 shares of restricted stock subject to forfeiture with respect to which Mr. Schilling has voting but no investment rights.
(18)	Includes 1,776 shares of restricted stock subject to forfeiture with respect to which Mr. Wicks has voting but no investment rights.
(19)	Includes 177,744 shares which may be acquired within 60 days of February 11, 2015 pursuant to the exercise of SARs. Effective February 1, 2015, Mr. Pickering retired from his position as the President of the Company’s TIS division, and the Board appointed Mr. Campbell to serve in such position. The shares reported include shares owned by Mr. Campbell, as follows: 7,377 shares held in trust, over which Mr. Campbell has shared voting and investment rights; 2,403 shares of restricted stock subject to forfeiture, with respect to which Mr. Campbell has voting but no investment rights; and 2,681 shares which may be acquired within 60 days of February 11, 2015 pursuant to the exercise of SARs. As a result of his retirement, Mr. Pickering’s shares are not included in the amount reported.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and Nasdaq. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review solely of copies of such forms received and written representation from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to 2014 for executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner.

IV. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – PROPOSAL 2

KPMG LLP has served as the Company’s independent registered public accounting firm since 1983, and for the year ended December 31, 2014. The Audit Committee of the Board has selected KPMG LLP to serve as such firm for 2015. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

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Fees Incurred For Services Performed by the Independent Registered Public Accountants

For the years ended December 31, 2014 and 2013, the Company incurred the following fees for services performed by KPMG LLP:

	2014	2013
Audit Fees (1)	$320,000	$310,000
Audit-related Fees (2)	―	15,000
Total	$320,000	$325,000

(1)	Represents fees for the quarterly review of financial statements and annual audit of the Company’s consolidated financial statements and internal controls over financial reporting. Also includes fees for the audit of the Company’s subsidiary bank financial statements, pursuant to the requirements of 12 CFR Part 363, Annual Independent Audits and Reporting Requirements. Such fees were $17,000 and $16,500 for 2014 and 2013, respectively. All such fees were pre-approved by the Audit Committee.
(2)	Audit-related fees for 2013 principally include a consent related to the registration of shares for issuance under the Company’s Omnibus Plan and review of a 2012 SEC comment letter. All such fees were pre-approved by the Audit Committee.

The Audit Committee pre-approves all auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members the authority to grant pre-approvals of audit and permitted non-audit services, provided such decisions to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The Company’s Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.

V. SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

In order for a shareholder to bring any business before a meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Company’s Secretary and comply with the other notice requirements set forth in the Company’s bylaws. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. For the 2016 Annual Meeting, shareholders must submit proposals no earlier than January 21, 2016 and no later than February 20, 2016. If, however, the date of the meeting is changed by more than 30 days before or after such anniversary date, the notice must be received not later than the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting,
•	the name and address, as they appear on the Company’s books, of the proposing shareholder,
•	the class and number of shares which are beneficially owned by the shareholder, and
•	any material interest of the shareholder in such business.

The requirements contained in the Company’s bylaws and summarized above are separate from and in addition to the SEC requirements that a shareholder must meet to have a proposal included in the Company’s Proxy Statement. Any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for its next Annual Meeting must be received by the Company no later than November 10, 2015 at the following address: Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

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VII. OTHER MATTERS AND HOUSEHOLDING

Management does not intend to present to the Annual Meeting any business other than the items stated in the Notice of Annual Meeting of Shareholders and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

The Company may and some banks, brokers, and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household unless you provide us with contrary instructions. A separate copy of this proxy statement or the annual report will be delivered to you if you write to: Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131, or call (314) 506-5500.

By Order of the Board of Directors
P. Stephen Appelbaum, Secretary

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IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 19, 2015.

Vote by Internet

- Go to **www.investorvote.com/CASS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold
01 - Robert A. Ebel	☐	☐
02 - Randall L. Schilling	☐	☐
03 - Franklin D. Wicks, Jr.	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.
/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01ZY3B